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                                                                   Exhibit 10.14

                         AMENDMENT DATED MARCH 25, 1999

                                       TO

                                 COINSTAR, INC.

                           1997 EQUITY INCENTIVE PLAN

         The Coinstar, Inc. 1997 Equity Incentive Plan (the "Plan") is hereby amended as follows:

         Section 4(a) of the Plan is amended to read as follows:

                  "(a) Subject to the provisions of Section 12 relating to adjustments upon changes in stock, the stock that may be issued pursuant to Stock Awards shall not exceed in the aggregate Three Million Five Hundred Eighty Thousand (3,580,000) shares of Common Stock. If any Stock Award shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full (or vested in the case of Restricted Stock), the stock not acquired under such Stock Award shall revert to and again become available for issuance under the Plan."

         The date of the adoption of such amendment by the Board of Directors of the corporation is March 25, 1999.

         The effective date of such amendment shall be March 25, 1999, the date of adoption by the Board, unless the stockholders of the corporation fail to approve such amendment within twelve months before or after the date of adoption by the Board of Directors.